FOR IMMEDIATE RELEASE

Contact: Rich Cleys

Chief Financial Officer

ScanSource, Inc.

864 286-4358

ScanSource Posts Quarterly Sales

GREENVILLE, SC-July 9, 2007--ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced that sales results for its quarter ended June 30, 2007 are expected to be in a range of $520 to $528 million compared to $461.1 million for the same period one year ago.

Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval ScanSource does not comment on its margin, the mix of its sales, or other information that would be necessary to draw a conclusion about net income and earnings per share. On its August 23, 2007 quarter end conference call, ScanSource expects to share final sales results by geographies and product areas, discuss EPS, and provide a forecast for the following quarter.

ScanSource Posts Quarterly Sales

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ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units:  ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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